Exhibit 99.1

Vistagen Regains Full Compliance with Nasdaq Listing Requirements

SOUTH SAN FRANCISCO, Calif. – June 23, 2023 – Vistagen (NASDAQ: VTGN), a late clinical-stage biopharmaceutical company aiming to transform the treatment landscape for individuals living with anxiety, depression and other central nervous system (CNS) disorders, today announced that, on June 22, 2023, Vistagen received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market, LLC (Nasdaq) indicating that Vistagen has regained full compliance with the minimum $1.00 bid price per share or greater requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Vistagen is now in full compliance with all applicable Nasdaq listing requirements, and Nasdaq considers the matter closed.

About Vistagen

Vistagen (Nasdaq: VTGN) is a late clinical-stage biopharmaceutical company aiming to transform the treatment landscape for individuals living with anxiety, depression and other CNS disorders. Vistagen is advancing therapeutics with the potential to be faster-acting, and with fewer side effects and safety concerns, than those that are currently available for treatment of anxiety, depression and multiple CNS disorders. Vistagen’s pipeline includes six clinical-stage product candidates, including five investigational agents belonging to a new class of drugs known as pherines and an oral prodrug of 7-Cl-CYNA, which is a full antagonist of the glycine site of the N-methyl-D-aspartate receptor (NMDAR). Pherines, which are administered as nasal sprays, are designed with an innovative rapid-onset mechanism of action that activates chemosensory neurons in the nasal passages and selectively impact key neural circuits in the brain without requiring systemic uptake or direct activity on CNS neurons. Vistagen is passionate about transforming mental health care and redefining what is possible in the treatment of anxiety, depression and several other CNS disorders. Connect at www.Vistagen.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Vistagen and its management, are inherently uncertain. These risks and uncertainties are fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the year ended March 31, 2022, and in our most recent Quarterly Report on Form 10-Q for the quarter and nine months ended December 31, 2022, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Investors:

Mark McPartland

Senior Vice President, Investor Relations

(650) 577-3606

markmcp@vistagen.com

Media:

Nate Hitchings

SKDK

nhitchings@skdknick.com